Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-193345 on Form S-4 of our report dated February 28, 2014, relating to the consolidated financial statements and financial statement schedule of Renewable Energy Group, Inc. and subsidiaries, and the effectiveness of Renewable Energy Group Inc. and subsidiaries’ internal control over financial reporting appearing in the Annual Report on Form 10-K of Renewable Energy Group, Inc. for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Des Moines, Iowa

April 4, 2014